Filed Pursuant to Rule 433
Relating to Preliminary Prospectus Supplement dated October 29, 2007
Registration No. 333-75940
October 29, 2007
Motorola, Inc.
Pricing Term Sheet

Issuer:	Motorola, Inc.
Security:	5.375% Senior Notes due November 15, 2012
Size:	$400,000,000
Maturity:	November 15, 2012
Coupon:	5.375%
Price:	99.901% of face amount
Yield to maturity:	5.397%
Spread to Benchmark Treasury:	1.350%
Benchmark Treasury:	3.875% due October 31, 2012
Benchmark Treasury Price and Yield:	99-7 1/4 4.047%
Interest Payment Dates:	November 15 and May 15, commencing May 15, 2008
Make-whole call:	At any time at the greater of a price of 100% or at a discount rate of Treasury plus 25 basis points
Settlement:	T+3; November 1, 2007
CUSIP:	620076AY5
Ratings:	Baa1 by Moody’s Investors Service / A-by Standard & Poor’s Ratings Services /BBB+ by Fitch Ratings
Joint Book-Running Managers:	J.P. Morgan Securities Inc. Citigroup Global Markets Inc. Deutsche Bank Securities Inc.
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.
You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities Inc. collect at 1-212-834-4533, Citigroup Global Markets Inc. toll-free at 1-877-858-5407 or Deutsche Bank Securities Inc. toll-free at 1-800-503-4611.

Motorola, Inc.
Pricing Term Sheet

Issuer:	Motorola, Inc.
Security:	6.000% Senior Notes due November 15, 2017
Size:	$400,000,000
Maturity:	November 15, 2017
Coupon:	6.000%
Price:	99.751% of face amount
Yield to maturity:	6.033%
Spread to Benchmark Treasury:	1.650%
Benchmark Treasury:	4.750% due August 15, 2017
Benchmark Treasury Price and Yield:	102-28+ 4.383%
Interest Payment Dates:	November 15 and May 15, commencing May 15, 2008
Make-whole call:	At any time at the greater of a price of 100% or at a discount rate of Treasury plus 30 basis points
Settlement:	T+3; November 1, 2007
CUSIP:	620076AZ2
Ratings:	Baa1 by Moody’s Investors Service / A- by Standard & Poor’s Ratings Services /BBB+ by Fitch Ratings
Joint Book-Running Managers:	J.P. Morgan Securities Inc. Citigroup Global Markets Inc. Deutsche Bank Securities Inc.
     Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
     The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.
     You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities Inc. collect at 1-212-834-4533, Citigroup Global Markets Inc. toll-free at 1-877-858-5407 or Deutsche Bank Securities Inc. toll-free at 1-800-503-4611.

Motorola, Inc.
Pricing Term Sheet

Issuer:	Motorola, Inc.
Security:	6.625% Senior Notes due November 15, 2037
Size:	$600,000,000
Maturity:	November 15, 2037
Coupon:	6.625%
Price:	99.389% of face amount
Yield to maturity:	6.672%
Spread to Benchmark Treasury:	2.000%
Benchmark Treasury:	4.750% due February 15, 2037
Benchmark Treasury Price and Yield:	101-7+ 4.672%
Interest Payment Dates:	November 15 and May 15, commencing May 15, 2008
Make-whole call:	At any time at the greater of a price of 100% or at a discount rate of Treasury plus 35 basis points
Settlement:	T+3; November 1, 2007
CUSIP:	620076BA6
Ratings:	Baa1 by Moody’s Investors Service / A- by Standard & Poor’s Ratings Services /BBB+ by Fitch Ratings
Joint Book-Running Managers:	J.P. Morgan Securities Inc. Citigroup Global Markets Inc. Deutsche Bank Securities Inc.
     Except as set forth in this pricing term sheet, the 6.625% Senior Notes due November 15, 2037 have the same terms as the series of notes described in the Preliminary Prospectus Supplement and Prospectus, each dated October 29, 2007
     Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
     The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.
     You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities Inc. collect at 1-212-834-4533, Citigroup Global Markets Inc. toll-free at 1-877-858-5407 or Deutsche Bank Securities Inc. toll-free at 1-800-503-4611.